EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Westfield America, Inc. on Form S-3 of our report dated April 27, 1998, on our audit of the combined statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired less than 100% by Westfield America, Inc. for the year ended December 31, 1997 and of our report dated May 29, 1998, on our audit of the statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired by Westfield America, Inc. for the year ended December 31, 1997 which reports are included in the Form 8-K/A of Westfield America, Inc. filed February 1, 1999. We also consent to the reference to us under the heading "Experts" in such registration statement.


/s/ PRICEWATERHOUSE COOPERS


Newport Beach, California
May 27, 1999